Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-1/A No. 333-238298) and related Prospectus of Brickell Biotech, Inc. for the registration of up to $35,000,002 of its common stock and warrants to purchase shares of its common stock and to the incorporation by reference therein of our report dated March 18, 2020, with respect to the consolidated financial statements of Brickell Biotech, Inc., included in Brickell Biotech Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
June 16, 2020